AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment”), made this 10th day of December 2007, by and between TOUSA, Inc., a Delaware corporation (the “Employer”), and Stephen Wagman, an individual (the “Employee”).

BACKGROUND

Employer and the Employee previously entered into the Employment Agreement, including Exhibits A and B thereto (together the “Agreement”), effective January 3, 2007.

Employer and the Employee now wish to amend the provisions of the Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and to make certain other changes to that agreement.

AGREEMENT

Now, therefore, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, Employer and the Employee agree as follows:

1.	Section 3.3 of the Agreement is hereby amended by adding the following sentence at the end thereto:

“In lieu of any bonus for 2007, the Company shall pay to the Employee guaranteed additional compensation equal to $425,000 on February 15, 2008.”

2.	The following is added as Section 8.12 of the Agreement:

“8.12 Compliance with Section 409A

(a) General. It is the intention of both the Employer and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If, at any time, a violation of Section 409A is identified, Employee and Employer shall cooperate, in good faith, to amend the terms of such benefits and rights such that they comply with Section 409A.

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made unless and until Employee incurs a “separation from service” within the meaning of Section 409A.

(c) 6 Month Delay for Specified Employees.

(i) If Employee is a “specified employee”, then no payment or benefit that is payable on account of Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of Employer (or any person or entity with whom Employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments. Neither Employer nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Taxable Reimbursements and In-Kind Benefits.

(i) Any reimbursements by Employer to Employee of any eligible expenses pursuant to this Agreement that are not excludable from Employee’s income for Federal income tax purposes (the “Taxable Reimbursements) shall be made by no later than the last day of the taxable year of Employee following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Employee under the Agreement, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.

(iii) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(g) Tax Gross-Ups. Payment of any tax reimbursements must be made by no later than the end of the taxable year of Employee following the taxable year of Employee in which Employee remits the related taxes.”

3. The definition of “Termination Payment” in Exhibit A is hereby amended by deleting the following words from the last sentence thereof:

“; provided, however, at Employer’s discretion, some or all of such Termination Payment may be paid to Employer at an earlier date.”

4. The addition made by Section 14 of Exhibit B to the definition of “Termination Payment” in Exhibit A is hereby revised to read as follows:

“In the event of termination by the Employee due to a Change of Control, the Termination Payment shall be paid in cash to the Employee on a date determined by the Company that is on or before the earlier of (i) 60 days after the date on which the Employee’s employment terminates, and (ii) 2 1/2 months after the end of the taxable year of the Employee in which the Change in Control occurs.”

5. Section 5 of Exhibit B is hereby amended by revising the second paragraph to read as follows:

“Year One: In lieu of any bonus for 2007, the Employee shall receive guaranteed additional compensation in the amount of Four Hundred Twenty-Five Thousand Dollars ($425,000) (the “Guaranteed Additional Compensation”) on February 15, 2008.”

6. Section 5 of Exhibit B is hereby amended by adding the following sentence thereto:

“Any bonus earned for any calendar year shall be paid in the immediately following calendar year, as soon as practicable after the audited financial statements of the Employer for the year for which the bonus is earned have been released. Notwithstanding the foregoing, the Guaranteed Additional Compensation earned for the calendar year 2007 shall be paid on or before February 15, 2008.”

7. Section 7 of Exhibit B is hereby amended to read as follows:

“7. Auto Allowance. Employee shall receive an auto allowance in the amount of One Thousand Dollars ($1,000.00) per month, paid within 30 days after the last day of the immediately succeeding calendar month.”

8. All other provisions of the Agreement remain unchanged and in full force and effect.

TOUSA, Inc.

By: /s/ Antonio B. Mon
Name: Antonio B. Mon
Title: Chief Executive Officer

EMPLOYEE

/s/ Stephen Wagman

Name: Stephen Wagman